Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
As independent registered public accountants, we consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 33-82692) of our report dated June 22, 2009, relating to the financial statements and supplemental schedules of the Commerce Bancshares, Inc. Participating Investment Plan as of December 31, 2008 and 2007, and for each of the years in the three year period ended December 31, 2008 included in this Annual Report on Form 11-K.
/s/ Mayer Hoffman McCann P.C.
Leawood, Kansas
June 22, 2009